Exhibit 99.1

December 9, 2010
UNIVERSITY OF PHOENIX RELEASES THIRD ACADEMIC ANNUAL REPORT
Nation’s Largest Private University Reports Student Outcomes, Addresses Challenges
Through Innovative Orientation Program
PHOENIX, December 9, 2010 — University of Phoenix, the flagship university of Apollo Group, Inc. (NASDAQ:APOL), today announced key findings from its third Academic Annual Report, highlighting a commitment to higher education fueled by constant innovation and ongoing efforts to improve the learning experience through advanced technology. University of Phoenix has been driving innovation in higher education for more than 30 years, and has consistently worked to build degree programs that directly address the shifting economic and academic challenges faced by working learners.
“At University of Phoenix we are always listening and looking for ways to better serve our students and ensure their success, both in the classroom and beyond,” said Dr. William J. Pepicello, president of University of Phoenix. “For years we’ve been a key player in educational innovation and reinforce this tradition with our Academic Annual Report. This Report serves as a milestone as we continue to innovate and evolve to better enable students to develop the knowledge and skills necessary to achieve their professional goals, improve the productivity of their organizations, and provide leadership and service to their communities.”
Key Findings
•	Diversity: University of Phoenix’s student body is significantly more diverse than those found at traditional universities. In fact, close to half of the University’s enrollment consists of students from underrepresented racial or ethnic communities. Eighteen percent are African American, compared to a national average of only 12 percent. Additionally, female students make up two-thirds of the total enrollment at University of Phoenix as opposed to just over half of the overall enrollment in colleges and universities nationwide.

In addition, the University’s more than 32,000 faculty members are far more diverse than national averages for American colleges and universities in general. Eighteen percent of University of Phoenix’s faculty is African American, compared to a national average of only six percent. Women now make up more than half of University of Phoenix faculty. The percentage of female faculty at University of Phoenix rose from 49 percent in 2009 to almost 54 percent this year. In comparison, female faculty members make up approximately 45 percent of the post-secondary instructional population nationally.

•	Student Satisfaction: Student satisfaction, while not an academic measure, provides insight into how to best holistically meet the needs of the student population, while identifying areas for improvement. University of Phoenix student satisfaction surveys over the last year showed that students rate all categories high at approximately 90 percent or better. Additionally, End-of-Program Surveys indicate that students feel their experience at the University was a positive one and rated all services and categories well above average. The University also uses an external measure of student satisfaction, the National Survey of Student Engagement (NSSE). In nine of the ten categories, University of Phoenix students rate the University’s support and instruction higher than the national average response rating.

•	Information Literacy: Using the Standardized Assessment of Information Literacy Skills (SAILS) methodology, University of Phoenix freshmen scored as well as or better than freshman students at other institutions in half of the eight areas measured; and in the four remaining areas, performance among the two groups is essentially equivalent except on the Documenting Sources skill set. Seniors also compared favorably to students at similar institutions in six out of the eight categories.

•	Academic Proficiency and Progress: University of Phoenix freshmen performed equivalently on items related to the Humanities and Social Sciences to freshmen students at other institutions, according to the ETS® Proficiency Profile (EPP) to measure students’ academic proficiency and progress. (The EPP was previously known at the Measure of Academic Proficiency and Progress — or MAPP — assessment.)

•	Student Salary Increase: Many University of Phoenix students are employed full-time while enrolled. Internal research has shown that University of Phoenix students’ average annual salaries for the time they are enrolled in their program of study increase at higher rates than the overall national average salary increase for the same time period. Students enrolled in University of Phoenix’s bachelor’s degree programs in 2010 earned an average salary increase of 6.8 percent during their time of enrollment, compared to the national average of 2.9 percent. At the master’s level, enrolled students earned an average salary increase of 6.5 percent compared to a national average of 2.9 percent during the same time period.

•	Cost to Taxpayer: University of Phoenix cost to taxpayers is substantially less than public and non-profit institutions. The net cost to taxpayers per student is just over $1,500 for University of Phoenix. In comparison, the net cost to taxpayer per student is $4,519 for proprietary institutions (2 and 4 year), $7,051 for independent private institutions (2 and 4 year) and $11,340 for public institutions (2 and 4 year), which are substantially subsidized. University of Phoenix pays local, state and federal taxes.

•	Completion Rates: Like all accredited colleges and universities, University of Phoenix’s degree completion rate is assessed by the federal government’s Integrated Postsecondary Education Data System (IPEDS), although, the system does a poor job of assessing the nation’s non-traditional students, who comprise the majority of the University’s student body. IPEDS only considers “first-time” college students who complete their entire college program at the same institution. However, many University of Phoenix students enter the University with transfer credits from other institutions. The University completion rate, which takes into account the entire University student body is defined as the percentage of students who completed at least three credits and went on to be degree-complete within 150 percent of normal degree completion time. Data are collected on the number of students entering the institution as degree-seeking students in a particular cohort year.

University of Phoenix’s completion rates for associate degrees is 23 percent for those students graduating in three years and 24 percent for students who take more than three years to complete. For bachelor’s degrees, the University’s completion rate is 34 percent for those students who graduate in six years and 36 percent for students who take more than six years to complete. As in 2009, at the graduate level, University of Phoenix’s completion rate is 55 percent for students who graduate in three years and 63 percent for students who require more than 3 years to complete.
Continuous Improvement
To address the skills necessary to be successful at University of Phoenix and to try to assist prospective students in making an informed decision about whether to invest their time, money, and effort, a new student orientation program was recently developed. University Orientation, a three-week, non-credit bearing, free orientation workshop required for all students entering with fewer than 24 credits prior to their enrollment with the University, was tested during much of 2010 with a small sub-set of the University’s student population.
The beta test of the new University Orientation program was rolled out to approximately 30,000 students. The results of that beta group show that approximately 80 percent of the students who start the University Orientation finish it. The retention rates after the first few courses for those who complete University Orientation are higher than those for students who do not go through the program. The increase in this initial retention rate suggests that program completion rates may eventually improve, which is one of the goals of University Orientation.
Comparisons
In general, this year’s results are similar to those reported in the last two Academic Annual Reports (2008, 2009). In the area of student satisfaction, the results are essentially the same as in 2009, with students rating all categories high. Student and faculty diversity in ethnicity and gender remain similar to last year, although the percentage of female faculty at University of Phoenix did rise from 49 percent in 2009 to almost 54 percent this year.
In the area of information literacy, results indicate that most scores for seniors compare favorably or the same in benchmark comparisons to students at other similar institutions. The general education knowledge and skills of freshmen and seniors were roughly equivalent to the scores of freshmen and seniors from last year.
The completion rates for the University show a slight decline in the percentage of students graduating in 150 percent of the traditional time to degree completion. The University believes that most of these changes arise from difficulties associated with current economic conditions and may improve over time with the implementation of University Orientation.
“While our student satisfaction rates remain high, the University is closely examining all year-over-year comparisons to determine where there is room for improvement,” said Pepicello. “As a result we have already implemented measures which we believe over time will result in more students completing their degrees in a timely manner.”
“Our University is committed to educating the right kind of student, the student that is prepared to take on the challenges of obtaining a higher education degree,” said Pepicello. “With the addition of University Orientation prior to enrollment, prospective students gain a better understanding of the time commitments required for university-level study and how it will or will not fit into their busy lives.”
The University believes that the results of the new student orientation, although somewhat preliminary in nature, show that students are benefiting from the new program. It is hoped that the increase in course completion by students who have successfully completed the new orientation will continue and result in increased persistence throughout the students’ degree programs.
University of Phoenix’s complete 2010 Academic Annual Report is available at www.phoenix.edu/academicannualreport.
About University of Phoenix
University of Phoenix is constantly innovating to help students balance education and life in a rapidly changing world. Through flexible schedules, challenging courses and interactive learning, students achieve personal and career aspirations without putting their lives on hold. During the quarter ended August 31, 2010, 470,800 students were enrolled at University of Phoenix, the largest private university in North America. University of Phoenix serves a diverse student population, offering associate’s, bachelor’s, master’s, and doctoral degree programs from campuses and learning centers across the U.S. as well as online throughout the world. For more information, visit www.phoenix.edu.
About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the high school, undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, College for Financial Planning and Meritus University. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Canada; Latin America; and Europe, as well as online throughout the world (data as of August 31, 2010).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: http://www.apollogrp.edu.

For More Information
Media Contact:
Media Hotline, (602) 254-0086
media@phoenix.edu
Investor Relations Contact:
Allyson Pooley, (312) 660-2025
allyson.pooley@apollogrp.edu
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